SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14 (a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒
Check the appropriate box:
Preliminary Proxy Statement	☐
Confidential, for Use
of the Commission Only (as permitted by Rule 14a-6(e) (2)	☐
Definitive Proxy Statement	☐
Definitive Additional Materials	☒
Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

MASSEY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14 (a)-6(i) (4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

April 24, 2006

To Our Fellow Stockholders of
          Massey Energy Company:

As you may know, we are seeking election to Massey’s Board of Directors at the upcoming Annual Meeting of Stockholders, scheduled to be held on May 16, 2006.  At the Annual Meeting, you will be asked to elect three directors of the Company, and we are seeking just two of those spots.

Third Point LLC manages funds that own 5.8% of Massey’s common stock.  We believe that the Board of Directors should include representatives of a significant stockholder who can present to the Board stockholder-oriented perspectives on management direction; who can champion reform of management compensation, perquisites and incentives, and campaign for corporate governance initiatives; and who can generally bring focus to the maximization of value for the benefit of stockholders.

Here are some of the important reasons why you should elect us, the Third Point Nominees, to Massey’s Board of Directors.

History of Poor Management Guidance and Weak Stock Performance

We have become increasingly concerned with Massey’s decreasing projected production levels and management’s inability to make accurate forecasts.  The Company operates in an industry that is benefiting from increasing market demand and strong pricing, particularly in the Central Appalachia marketplace, and management’s failure to capitalize fully on these market dynamics has not helped stockholders.

•

Management recently lowered guidance three times in less than six months.  The second of these unwelcome surprises came on January 26th, following the tragic fire at the Aracoma Alma mine, when management reduced expected shipments “to conservatively reflect the impact” of the fire on production.  Yet only one month later, on February 28th, management warned that first quarter performance was “far below” expectations “primarily due to the Aracoma fire, weak longwall performance and a shortfall in production from other underground mines, which continue to suffer from lack of experienced, available labor.”

•

Meanwhile, Massey’s stock price has massively underperformed industry benchmarks.  For the year ended December 31, 2005, total return on Massey’s common shares (stock price change plus reinvested dividends) was only 8.8%, while the total return of the Bloomberg U.S. Coal Index, to which the Company compares itself in its proxy statement, was 81.0%.  For the quarter ended March 31, 2006, total return on the Company’s common stock was negative 4.6%, while total return on the Bloomberg U.S. Coal Index was a healthy 10.7%.

Extravagant Compensation for Massey’s CEO

In the past three years, the Company has lavished compensation on its Chief Executive Officer, paying him a multiple of the CEO compensation paid by four publicly-traded competitors – Peabody Energy Corporation, CONSOL Energy Inc., Arch Coal, Inc. and Foundation Coal Holdings, Inc.1

•	For the year ended December 31, 2005, Massey’s CEO was paid $33.7 million, more than four times the average compensation of $8.1 million for the competitors’ CEOs.

•	For the three years ended December 31, 2005, Massey’s CEO received an average of $15.6 million per year, as compared with an average of $5.3 million per year paid to the competitors’ CEOs.

•	In 2004 and 2005, Massey paid to its CEO 40.9% and 52.1%, respectively, of the entire “Adjusted Net Income”[2] reported by the Company for those years.

Stockholder-Friendly Initiatives Under Pressure

In its efforts to convince you not to elect the Third Point Nominees, management has touted its “demonstrated responsiveness to shareholder concerns.”  From where we sit, much of management’s “responsiveness” has been reactive rather than proactive.

•

Delayed Stock Buyback Program.  In September 2005, Third Point LLC and another large stockholder wrote to the Company and asked for prompt implementation of a stock buyback program.  Third Point, in fact, publicly demanded that the Company institute a large share buyback.  Two months later, in response to this pressure, the Company announced a stock buyback program, for up to $500 million of company stock, but regrettably delayed its implementation until the latter part of 2006.  We believe that the buyback program should be implemented immediately, and possibly expanded in size, in order to seize the opportunity to repurchase shares at prices that are approximately 30% less than when we first made our demand.

•

Forced Expansion of Stockholder Rights.  At the upcoming Annual Meeting, management intends to present a proposal to reduce, from 80% to 67%, the percentage vote required for stockholders to adopt, repeal or amend the Company’s bylaws.  It appears, however, that management is only presenting this proposal in order to settle litigation against current Board members that had alleged breach of fiduciary duty, misappropriation of information and corporate waste.  Although we intend to vote in favor of the proposal because it modestly expands stockholder rights, we believe the Company should propose lowering the threshold even more – to a simple majority of the voting stock – in order to give to stockholders the same rights as stockholders in many other Delaware corporations.

Corporate Governance Issues

Even in a large corporation, sometimes it’s the small things that set the tone.  If elected to Massey’s Board of Directors, the Third Point Nominees intend to take a close look at management perquisites and related-party transactions, including the following:

•

Massey’s Air Force.  The Company maintains among its fleet of aircraft a multi-million dollar Challenger 601 jet, with a range of some 3,000 miles, that in the past year has been flown to Nassau, Bahamas; Las Vegas, Nevada; Scottsdale, Arizona; Bar Harbor, Maine; and numerous locations in Florida and California, including West Palm Beach, Naples, Los Angeles, San Diego and San Francisco.  We find it troubling that Massey maintains this luxury jet when a majority of its business is in Central Appalachia (an area extending no more than 500 miles), and our concern is heightened by Company disclosures indicating that Company aircraft are available, at Company expense, for the personal use of the CEO.  If elected to the Board of Directors, we will urge the Board to get rid of the Challenger 601 luxury jet and review the use of the other aircraft.  We think a good place to put the cost savings from the luxury jet would be a program to reward and retain the Company’s miners.

•

Dealings with Relatives.  Massey purchases more than $1 million per year of automobile and light truck parts from A-A Tire and Parts, Inc. (“A-A”), a company owned by a nephew of the Company’s CEO. While not disclosed in the Company’s proxy statement, we understand that another relative of the CEO is an officer of A-A and that as many as five relatives of the CEO work for A-A.  We believe that transactions such as these should be expressly approved by the Board’s audit committee.  The Company should promptly disclose to stockholders not only a detailed explanation of the reasons for any such approval, but also meaningful facts that indicate the significance of the Company’s relationship to the executive’s relative or his business.  In the case of A-A, we believe that the Company should disclose what percentage of its revenues the Company’s $1 million of expenditures represented.

•

CEO Housing.  Massey’s CEO is provided a Company-owned home to live in.  In fact, after he leaves the Company, the house is to be given to him as a parting gift.  No one else at the Company gets free housing, much less an entire home as a retirement gift.  What kind of example does it set when a CEO who makes $33.7 million in a single year is given free housing while the Company is having difficulty retaining its mine workers?

Management’s Scare Tactics

Management warns against electing us to the Company’s Board because, they claim, “a change in the composition of the board or management at this time would be disruptive of the Company’s efforts to create and maintain long-term value.”

•	We find this claim to be an obvious effort to scare you into voting for management’s slate, and we urge you to reject this cynical tactic.

•

If elected, we would only constitute two directors on a Board of nine.  Management utterly fails to explain how the loss of two of its incumbent directors, or the addition to the Board of two stockholder advocates, could conceivably be destructive of stockholder value.  In fact, if management so greatly fears the loss of two particular individuals, it knows full well that the Board of Directors has the power to create two new Board seats and to appoint those two individuals as directors even if they’re not elected at the Annual Meeting.

If elected to the Board of Directors, we will be in a position to influence the strategic direction of the Company and to bring to the Board of Directors the perspective of stockholder advocates who seek to bring maximum value to the Company’s stockholders.  We urge you to sign, date and return the enclosed WHITE proxy card in the enclosed postage pre-paid envelope.  If you have any questions, please call our proxy solicitor, D.F. King & Co., Inc., at 800-769-7666.

Very truly yours,

Daniel S. Loeb	Todd Q. Swanson

[1]

Our data comes from each company’s public filings with the U.S. Securities and Exchange Commission (SEC).  Massey and CONSOL Energy Inc. value their stock option awards assuming both 5% and 10% stock price appreciation rates, but our calculations incorporate the more conservative 5% rate.  Peabody Energy Corporation values its stock option awards using Black-Scholes methodology, as applied with guidance from its compensation committee’s independent compensation consultants.

[2]

Adjusted Net Income is a non-GAAP measure that the Company has published for 2004 and 2005 (but not 2003), which it describes as “useful to an investor in evaluating Massey because it provides a picture of our results that is comparable among periods since it excludes the impact of items that distort comparisons